Exhibit 99.1

Letter to
Shareholders

Q3 2021 | November 2, 2021

Third Quarter 2021 Financial Highlights

•	Total Revenue grew 25% over the prior year quarter to $802 million.	•	Tinder Direct Revenue grew 20% over the prior year quarter driven by 19% Payers growth to 10.4 million and RPP growth of 1%.

•	Operating income was $221 million, an increase of 10% over the prior year quarter representing an operating margin of 28%.

		•	All Other Brands collectively grew Direct Revenue 32% year-over-year, driven by 18% RPP growth and 12% Payers growth to 5.9 million.

•	Adjusted EBITDA was $285 million, an increase of 15% over the prior year quarter representing an Adjusted EBITDA margin of 36%.

		•	Year-to-date operating cash flow and free cash flow were $667 million and $614 million, respectively.

•	Payers increased 16% to 16.3 million, up from 14.0 million in the prior year quarter.

•	RPP increased 8% over the prior year quarter to $16.06.

Revenues ($M)

+25%
$640
$802
+59%
+20%
+17%
+40%
$110
$182
$337
$12
$174
$218
$394
$16
Q3'20
Q3'21
Direct Americas
Direct Europe
Direct APAC & Other
Indirect

Operating Income ($M)

+10%
$200
$221
Q3'20
Q3'21
Margin %
31%
28%

Adjusted EBITDA ($M)

+15%
$249
$285
Q3'20
Q3'21
Margin %
39%
36%

Payers (000s)

+11%
7,455
8,309
+13%
4,154
4,710
+36%
2,417
3,284
+16%
14,026
16,303
Americas
Europe
APAC & Other
Total
Q3'20
Q3'21

RPP

+5%
$15.06
$15.79
+6%
$14.57
$15.41
+17%
$15.15
$17.71
+8%
$14.93
$16.06
Americas
Europe
APAC & Other
Total
Q3'20
Q3'21

See reconciliations of GAAP to non-GAAP measures starting on page 22.

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Dear Shareholders,
The third quarter of 2021 brought yet more milestones, developments, and opportunities as our brands continued to make more meaningful connections on a global scale. We took our place among some of the leading listed companies in the United States as Match Group was added to the Standard and Poor’s 500 Index this quarter, a testament to the strength of our performance. We named Renate Nyborg Tinder’s Chief Executive Officer. Renate is driving Tinder’s product evolution and, having met her husband on Tinder, is passionate about the mission and the positive impact our products have on the lives of so many people. We continue investing in leading the industry in safety technologies, with the recent launch of our law enforcement portal, and supporting important legislation such as the Violence Against Women Act.
We applaud the efforts of legislators and regulators around the globe who are increasingly focused on ensuring fairness in the app ecosystem. We’re on track to pay over $550 million of fees to the app stores in 2021. As new laws and government action around the globe create a more level playing field for developers, consumers will benefit and companies will be able to increase investment in their employees and business. We want to specifically thank lawmakers in countries like South Korea, Members of the U.S. Congress of both parties and regulators in Europe and Australia for their bold leadership in taking meaningful action to protect developers and consumers and to end the unfair practice of mandatory in-app payment. As we expected, we’re starting to see improvement in the fairness of the app ecosystem, but there is still a long way to go in this effort.
Our teams around the globe continue to collaborate and produce phenomenal work despite 20 months without being in the office regularly. We’re cautiously optimistic that come January, we’ll be back to a more regular cadence of travel and in person interaction. We extend our sincerest thanks to our team for their dedication to building products that enhance so many people’s lives around the world.
Wishing everyone a great holiday season,

Shar Dubey	Gary Swidler
Chief Executive Officer	Chief Operating Officer & Chief Financial Officer

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Business Trends
Q3 2021 Performance
In the third quarter, our Total Revenue grew 25% year-over-year, driven by strong growth in both Payers and RPP. Our businesses excluding Hyperconnect® grew Total Revenue 17% year-over-year to $748 million, while Hyperconnect added $53 million of revenue. Tinder® continued to build momentum and delivered strong results, growing Direct Revenue 20% year-over-year to $434 million (surpassing $400 million in quarterly Direct Revenue for the first time). Tinder saw a significant increase in Payers in the third quarter, evidence that daters continue to put the COVID-19 pandemic in the rearview mirror. All Other Brands grew Direct Revenue 32% year-over-year, with Hinge® achieving revenue growth north of 100%, powered by RPP growth of over 70% year-over-year. We continue to feel some lingering COVID effects across Asia, particularly in Japan, our second largest market, but we expect improvement as mobility restrictions lift, vaccine levels continue to rise, and case counts fall.
The Vision for the Next Decade
Overall, our business has emerged strongly from the pandemic and is ready to evolve in incredibly interesting ways. We are laser focused on investing and innovating during this next phase to position the company for continued long-term growth through a portfolio of exciting products.
Before talking about the future, a quick history lesson may be useful. The dating category has been through three key periods, each consisting of roughly a decade. The category was created in the mid-1990’s by Match.com® and its sister company in Europe, Meetic®, followed in the early-2000’s. The business model was hard paywall, which meant users had to pay to communicate with others, and stigma was high. In the mid-2000’s, OkCupid® and Plenty of Fish® emerged and introduced the soft paywall business model, where the products were free to use. These brands monetized through advertising and by selling pay-for-access subscription features. This paradigm shift helped the category gain further adoption and reduce some of the stigma. Then in the early 2010’s, Tinder led the way for a new crop of mobile-first dating apps. With its innovative Swipe Right® and Swipe Left™ features, Tinder grew virally around the world, particularly among a younger generation new to dating products. Tinder demonstrated enormous success using the soft paywall model of pay-for-access subscriptions but also unlocked a new pay-for-advantage à la carte feature-based monetization. Behind Tinder, a handful of other brands emerged, including Hinge, which captured share with product evolution catering to relationship-intended Millennials.

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Now, with advances in technology, most notably video (thus far), and with so much of our lives being lived online, we believe we’re at the beginnings of the next phase for our business where more of the “getting to know you” part of dating will happen online. As we look forward, we’re undertaking a transformation of our portfolio so that we remain a leader in helping people make meaningful connections, as we’ve done for the past 25+ years.
Tinder Leading the Evolution (Again)
Our flagship brand, Tinder, in its mission to keep the magic of human connections alive, is already in the midst of a radical product transformation. Tinder’s iconic Swipe® feature will remain a key part of the experience, but with its deep and engaged user base, there is so much more Tinder can provide. The first pieces of this transformation are already coming into view, starting with the launch of Explore™.

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In October, Tinder opened its virtual doors to Explore, a new space within the app that will host interactive ways to meet new people. Available worldwide and already demonstrating increased activity and engagement among members, Explore gives members more control over who they meet, letting them navigate through profiles arranged by interest and giving them access to a growing list of exclusive social experiences like Swipe Night®, Hot Takes™, and VIBES. This dynamic space will continue to add new experiences, like Plus One that launched in October, ahead of what is expected to be the busiest wedding season in history. In the Plus One experience, members can signal they are either looking for, or willing to be, a wedding date. Plus One was quickly one of the five most popular places to be on Explore, proving that timely and relevant experiences can be powerful engagement drivers for the platform. Later this week, the second installment of the wildly popular Swipe Night will launch with an exciting new storyline. This time, the shared experience will be integrated with Fast Chat, allowing users to connect and share clues and theories without having previously sparked a formal match.
The interactive and social experiences within Explore are the harbinger for Tinder’s long-term vision. Ultimately, Tinder plans for Explore to host exclusive shared and live experiences where members can interact and connect with each other. The experiences can be tailored for international markets to bring specific cultural moments to life on Tinder around the world. These new and fun ways to meet and make more meaningful connections are expected to be important drivers for increasing engagement and reactivation, regularly giving people new reasons to return to the app.
Tinder’s monetization plans include three key pillars.
Optimize Existing Experience: Much optimization remains possible at Tinder. The increased engagement driven by experiences in Explore are expected to drive Swipes, Likes and other activity to boost revenue growth via existing features. These experiences are still nascent today, providing ample opportunity to further increase the value of long-standing features.
Targeted Conversion Drivers: Tinder has an opportunity to build features that are targeted in their value proposition to specific groups of people. For example, female users on Tinder convert to payers at a meaningfully lower rate than at many of our other brands. Introducing targeted features that provide

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women more power over their Tinder experience will be valuable in closing these notable gaps in payer conversion. Initial tests of new features are already underway.
Virtual Goods: Going beyond the like/match/message paradigm with the upcoming shared experiences on Explore creates a new dynamic where Tinder members come together around common interests and interact with each other as a community in addition to the 1:1 dynamic. In this new community dynamic, we believe members will see even more value in tools that enable them to stand out in the ecosystem. Over the coming years, Tinder plans to add a number of opportunities for virtual goods that can be used for self-expression, trading and sharing, which we believe will drive meaningful incremental revenue opportunities. We expect initial versions of this will start testing in 2022.
The ease and efficiency of in-app virtual currency will underpin and maximize the opportunities for these new revenue features. Virtual currency, called Tinder Coins, is currently being tested in several markets including a few markets in Europe. As we look ahead to 2022, users around the globe will be able to purchase Tinder’s à la carte offerings, including Boost™ and SuperLike™, using Coins. Coins will allow for the unbundling of subscription packages in select markets and selling certain subscription features (such as See Who Likes You) on a pay-as-you-go basis in markets where members find this structure more appealing. Coins can also be used to incentivize certain behaviors to help members make more meaningful connections on Tinder, such as verifying their profile or adding video to their bio. And, perhaps most importantly, Coins will be essential for the virtual goods and trading ecosystem planned for 2022 and beyond.
Accelerating the Next Phase Across the Portfolio
Like Tinder, the other brands in our portfolio are evolving, incorporating a variety of new interactions and live experiences into their apps. This work started during the onset of the pandemic in 2020 and has continued in 2021. Experiments with 1:1 video and video live-streaming have shown that there are new ways that people want to meet and get to know one another that are more reflective of how people engage in-person.

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Plenty of Fish has already very successfully implemented video live-streaming, complementing the dating experience and monetizing via virtual gifting. The brand held the world’s largest virtual speed dating event and regularly hosts NextDate, an interactive speed-dating game that’s a new take on the classic television dating game show. Building on learnings from POF Live!™, OkCupid, and BLK® will begin experimenting with video live-streaming and more social community features in 2022.
Soon after the pandemic lockdowns, nearly all of our platforms, including Match, Meetic, Tinder, Pairs, and Hinge, introduced 1:1 video experiences. Hinge has more recently expanded its 1:1 video experience by introducing Video Prompts to help users break the ice and keep conversations going for longer. The Hinge team also recently launched Voice Prompts™ as a new profile feature, enabling users to show another dimension of themselves–their actual voice. Hinge is the first dating app to widely offer a feature that lets users add voice clips to their dating profiles. Voice Prompts help users gain deeper insight into a person by helping them showcase more of their personality and pick up signals that are less apparent in an asynchronous photo and chat experience.

Hinge Voice Prompts

Introducing Voice Prompts.
Don't limit yourself to a few words when you have more to share. Try Voice Prompts now and be heard.
Check it out
4:06
Nicole
I won't shut up about
Cancel
Answer
Save
My happy place
0:28 / 0:30
Redo recording
Hinge
Jane
I won't shut up about

While our individual brands work to evolve their product experiences, we’re also working on a central technology infrastructure project to leverage Hyperconnect’s audio and video technology across our portfolio. Today, our brands use several different tools and technologies, including many provided by third parties, to power some of these features. Over the next 12-24 months, we hope to be able to bring most of that in-house, improving efficiency and reducing cost but also enhancing safety, control, and the ability to tailor the tools to a brand’s specific needs. Match and Meetic are targeting to implement audio and video integrations with Hyperconnect technology by the end of 2021.
Next Steps for Hyperconnect
In addition to the ability to leverage their technologies in the areas of ‘live’ experiences, AI/AR, and moderation, Hyperconnect can provide substantial value by helping to accelerate innovation across the overall Match Group portfolio and building innovative new dating experiences, especially focused on Gen Z. The team is creative, cutting-edge and has the pulse of digital users. The more we work with the Hyperconnect team, the more opportunities we see for cross-portfolio pollination with their technologies. Hyperconnect is working on several innovations in their internal incubation lab, many of which are looking to create disruptive new ways to meet and connect digitally.

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One of these new innovations is a very different dating app experience, leveraging several metaverse experiences, which recently started testing in their home market of South Korea. The experience includes a live virtual world, Single Town, in which singles, represented by their avatars, can move around, and engage with others by audio in various virtual locations. Users can express mutual interest in each other in this virtual world, enabling them to connect privately. This experience is still in its early stages but it could become a standalone app and could also inspire an enhanced experience to discover and meet people that we leverage across our portfolio. This new experience provides a glimpse into how metaverse experiences could be applicable to dating and it is the sort of innovation that will help us evolve our portfolio as we enter the next phase of dating.
Hyperconnect’s main revenue generating app, Azar®, has faced some unexpected headwinds in 2021, including a worsening of the pandemic in key APAC markets which led to changes in app consumption habits and some delayed product initiatives. Together with the Hyperconnect team, we’re reexamining their product and marketing roadmaps at Azar and Hakuna™ to ensure that in addition to a fun, entertaining discovery experience, the apps enable making meaningful social connections for their users, more aligned to what our other brands offer. This is consistent with our mission and core strengths and will help build a long-term sustainable opportunities for the Hyperconnect apps. These changes will take some time, but we believe this is the right strategy that will position their apps for sustained long term growth and are optimistic in the team’s ability to execute effectively on this roadmap.
Match Group has succeeded through three evolutions in the dating category to remain the leader in helping people make meaningful connections worldwide. It is time for us to undertake the next evolution, by innovating further on our products and adding new capabilities, including several being built by Hyperconnect and provided to our other brands. The demand for using online tools to meet people continues to grow. It is our focus to ensure that we continue to build products that people enjoy using and deliver the value and outcomes they are looking for, in order to drive continued growth and success across our portfolio.

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Financial Outlook
Q4 2021
For Q4, we expect Total Revenue of $810 million to $820 million, representing 24% to 26% year-over-year growth. We expect Tinder Direct Revenue growth to accelerate meaningfully toward the mid-20% range year-over-year and the Emerging Brands to continue to grow very strongly year-over-year. We expect Hyperconnect to deliver a similar level of revenue as in Q3 2021. Based on the current trends and our strategic direction at Hyperconnect, we have reduced our full year expectations for Hyperconnect’s revenue contribution by about $20 million.

	Total Revenue	Adjusted EBITDA
Q4 2021	$810 to $820 million	$285 to $290 million
For FY 2021, we expect Match Group Total Revenue to be approximately $3 billion, up 25% year-over-year, with Tinder growing Direct Revenue over 20% year-over-year, the Established Brands growing in the mid-single digits year-over-year, and the Emerging Brands growing close to 100% year-over-year.
We expect our FY 2021 Adjusted EBITDA to be above the high end of our previously communicated range ($1,060 million) given the strength in our business excluding Hyperconnect. We expect total Match Group Q4 2021 Adjusted EBITDA to be in the range of $285 million to $290 million.
FY 2022
We are very well positioned entering 2022. We expect continued momentum at Tinder and Hinge to drive the mid-to-high teens annual revenue growth that we typically aim for each year. With a full-year contribution from Hyperconnect, we expect the overall company growth rate to approach 20%.
Before we provide a 2022 outlook for Adjusted EBITDA, we want to see how app store policies evolve in light of the significant ongoing legislative, regulatory, and legal activity on this topic in jurisdictions across the globe.
Excluding potential impacts from any IAP policy changes that go into effect in 2022, we expect Match Group (ex-Hyperconnect) margins to improve modestly and Hyperconnect to operate at mid-single-digit profitability. We anticipate a reduction in legal expenditures in 2022, with a portion of those savings being offset by investments into new safety and CSR initiatives. In addition, given the current highly competitive labor market, we may choose to invest further in attracting and retaining talent next year.
We're going to watch the trends for another quarter and provide specific outlooks for 2022 revenue and Adjusted EBITDA on our next call in early February of next year.

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Conference Call
Match Group will audiocast a conference call to answer questions regarding its third quarter financial results on Wednesday, November 3, 2021 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

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Financial Results
Revenue

	Three Months Ended September 30,
	2021	2020	Change

	(In thousands, except RPP)
Direct Revenue:
Americas	$393,613	$336,792	17%
Europe	217,680	181,627	20%
APAC and Other	174,432	109,847	59%
Total Direct Revenue	785,725	628,266	25%
Indirect Revenue	16,110	11,504	40%
Total Revenue	$801,835	$639,770	25%

Payers
Americas	8,309	7,455	11%
Europe	4,710	4,154	13%
APAC and Other	3,284	2,417	36%
Total Payers	16,303	14,026	16%

Revenue Per Payer (“RPP”)
Americas	$15.79	$15.06	5%
Europe	$15.41	$14.57	6%
APAC and Other	$17.71	$15.15	17%
Total RPP	$16.06	$14.93	8%
Growth in Payers was driven by Tinder across all geographies, and by the acquisition of Hyperconnect in APAC and Other. Americas RPP increased primarily due to increases in subscriptions and à la carte purchases at Hinge. Europe RPP increased primarily due to increases in subscriptions and à la carte purchases at Tinder, while APAC and Other RPP increased primarily due to the acquisition of Hyperconnect. Europe RPP was also favorably impacted by the strength of the British pound and the Euro relative to the U.S. dollar.
Operating Income and Adjusted EBITDA

	Three Months Ended September 30,
	2021	2020	Change

	(In thousands)
Operating Income	$220,590	$200,167	10%
Operating Income Margin	28%	31%	(3.8) points
Adjusted EBITDA	$285,329	$249,182	15%
Adjusted EBITDA Margin	36%	39%	(3.4) points

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Operating Costs and Expenses
Total operating costs and expenses increased 32% year-over-year, with slightly more than half of the total increase resulting from the acquisition of Hyperconnect. The increase in amortization of intangibles is due to the acquisition of Hyperconnect, as intangible assets associated with the acquisition began amortizing in the third quarter of 2021.
Excluding the acquisition of Hyperconnect: Cost of revenue increased 20% year-over-year primarily due to an increase in in-app purchase fees. Total selling and marketing expense increased $5 million year-over-year due to slightly higher marketing spend across our portfolio. General and administrative expense increased 8% year-over-year primarily due to an increase in legal and professional fees. Product development expense increased 37% year-over-year primarily due to increased engineering headcount at Hinge and Tinder.

	Q3 2021	% of Revenue	Q3 2020	% of Revenue	Change

	(In thousands)
Cost of revenue	$232,211	29%	$169,823	27%	37%
Selling and marketing expense	153,388	19%	129,859	20%	18%
General and administrative expense	103,502	13%	88,961	14%	16%
Product development expense	66,974	8%	39,280	6%	71%
Depreciation	10,104	1%	11,221	2%	(10)%
Amortization of intangibles	15,066	2%	459	—%	NM
Total operating costs and expenses	$581,245	72%	$439,603	69%	32%
________________________
NM = not meaningful

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Liquidity and Capital Resources
For the nine months ended September 30, 2021, we generated operating cash flow attributable to continuing operations of $667 million and Free Cash Flow of $614 million.
As of September 30, 2021, we had $523 million in cash and cash equivalents and short-term investments and $3.8 billion of long-term debt, including $1.7 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of September 30, 2021.1
Repurchase of 2022 Exchangeable Notes
In September 2021, we entered into various transactions, which ultimately resulted in the repurchase of a portion of our 2022 Exchangeable Notes. In connection therewith, we:
•Entered into agreements to repurchase approximately $414 million aggregate principal amount of our outstanding 2022 Exchangeable Notes.
•Entered into agreements to terminate the same proportionate amount of outstanding hedges and warrants corresponding to the 2022 Exchangeable Notes to be repurchased.
•Commenced a registered direct offering of shares of our common stock to the holders of the 2022 Exchangeable Notes to be repurchased.
•Commenced a private offering of $500 million aggregate principal amount of senior notes due 2031.
These transactions were completed on October 4, 2021, resulting in our:
•Issuance of 5,534,098 shares of our common stock at a price of $158.83 per share.
•Issuance of $500 million aggregate principal amount of 3.625% senior notes due 2031 for net proceeds of approximately $495 million.
•Termination of hedges and warrants for net cash proceeds of approximately $201 million.
•Repurchase of approximately $414 million aggregate principal amount of 2022 Exchangeable Notes for approximately $1.5 billion, including accrued and unpaid interest on
1 Leverage is calculated utilizing the non-GAAP measure Adjusted EBITDA as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 22.

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the repurchased notes, funded with (i) the net proceeds from the common stock offering, (ii) approximately $420 million of the net proceeds from the senior notes offering (with the balance of the net proceeds from the senior notes offering being used for general corporate purposes), and (iii) the net proceeds from the hedge and warrant terminations.
In connection with these transactions, our third quarter 2021 income statement reflects a loss of $39 million, included in other expense, net, related to the change in fair value from September 22 through the end of the period of an embedded derivative recognized upon the execution of the agreements described above. In the fourth quarter of 2021, a gain of $24 million will be recognized, based on the changes in fair value of this embedded derivative through its settlement on October 4. Our balance sheet as of September 30, 2021, reflects (i) an obligation to pay cash in excess of the principal amount of the 2022 Exchangeable Notes we agreed to repurchase (allocated between current and long-term liabilities in relation to the amounts expected to be funded by short and long-term assets, respectively), (ii) a net receivable relating to the agreements to terminate the corresponding hedges and warrants, and (iii) a liability for the fair value of the embedded derivative of $39 million.
Income Taxes
In both the third quarter of 2021 and 2020, Match Group recorded an income tax provision from continuing operations of $19 million and $26 million, respectively, representing an effective tax rate of 12% and 16%, respectively. The tax rate in 2021 and 2020 benefited from excess tax benefits generated by the exercise or vesting of stock-based awards.

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GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(In thousands, except per share data)
Revenue	$801,835	$639,770	$2,177,207	$1,739,862
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	232,211	169,823	604,765	462,570
Selling and marketing expense	153,388	129,859	427,294	345,150
General and administrative expense	103,502	88,961	304,560	236,484
Product development expense	66,974	39,280	174,683	124,979
Depreciation	10,104	11,221	30,622	30,284
Amortization of intangibles	15,066	459	15,521	7,262
Total operating costs and expenses	581,245	439,603	1,557,445	1,206,729
Operating income	220,590	200,167	619,762	533,133
Interest expense	(31,850)	(32,009)	(95,907)	(98,654)
Other (expense) income, net	(39,212)	(1,923)	(40,886)	19,341
Earnings from continuing operations, before tax	149,528	166,235	482,969	453,820
Income tax provision	(18,627)	(26,122)	(38,200)	(14,776)
Net earnings from continuing operations	130,901	140,113	444,769	439,044
Earnings (loss) from discontinued operations, net of tax	—	508	509	(366,070)
Net earnings	130,901	140,621	445,278	72,974
Net loss (earnings) attributable to noncontrolling interests	309	586	1,077	(59,680)
Net earnings attributable to Match Group, Inc. shareholders	$131,210	$141,207	$446,355	$13,294

Net earnings per share from continuing operations:
Basic	$0.47	$0.54	$1.64	$1.81
Diluted	$0.43	$0.47	$1.46	$1.59
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.47	$0.54	$1.64	$0.06
Diluted	$0.43	$0.47	$1.46	$0.06

Basic shares outstanding	276,955	260,744	272,316	209,113
Diluted shares outstanding	316,951	305,696	312,917	239,398

Stock-based compensation expense by function:
Cost of revenue	$1,960	$1,007	$3,961	$3,143
Selling and marketing expense	1,760	1,402	6,112	3,844
General and administrative expense	19,709	26,870	65,769	48,385
Product development expense	16,140	8,056	36,239	25,275
Total stock-based compensation expense	$39,569	$37,335	$112,081	$80,647

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Consolidated Balance Sheet

	September 30, 2021	December 31, 2020

	(In thousands)
ASSETS
Cash and cash equivalents	$511,311	$739,164
Short-term investments	11,874	—
Accounts receivable, net	182,083	137,023
Net receivable from unwind of bond hedges and warrants	200,814	—
Other current assets	145,977	144,025
Total current assets	1,052,059	1,020,212

Property and equipment, net	145,652	107,799
Goodwill	2,427,450	1,270,532
Intangible assets, net	793,002	230,900
Deferred income taxes	310,034	293,487
Other non-current assets	165,429	123,524
TOTAL ASSETS	$4,893,626	$3,046,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$30,256	$29,200
Deferred revenue	267,085	239,088
Obligation related to the repurchase of the 2022 Exchangeable Notes	121,027	—
Accrued expenses and other current liabilities	329,586	231,748
Total current liabilities	747,954	500,036

Long-term debt, net	3,847,896	3,840,930
Income taxes payable	13,339	14,582
Deferred income taxes	137,712	17,213
Obligation related to the repurchase of the 2022 Exchangeable Notes	86,002	—
Other long-term liabilities	120,199	86,428

Redeemable noncontrolling interest	1,340	640

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	277	267
Additional paid-in capital	8,110,650	7,089,007
Retained deficit	(7,975,882)	(8,422,237)
Accumulated other comprehensive loss	(203,397)	(81,454)
Total Match Group, Inc. shareholders’ equity	(68,352)	(1,414,417)
Noncontrolling interests	7,536	1,042
Total shareholders’ equity	(60,816)	(1,413,375)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,893,626	$3,046,454

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Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2021	2020

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings	$445,278	$72,974
Add back: (earnings) loss from discontinued operations, net of tax	(509)	366,070
Net earnings from continuing operations	444,769	439,044
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	112,081	80,647
Depreciation	30,622	30,284
Amortization of intangibles	15,521	7,262
Deferred income taxes	(21,749)	925
Other adjustments, net	49,761	24,211
Changes in assets and liabilities
Accounts receivable	(26,618)	(87,920)
Other assets	17,729	(26,132)
Accounts payable and other liabilities	(4,059)	18,281
Income taxes payable and receivable	18,443	5,315
Deferred revenue	30,425	26,928
Net cash provided by operating activities attributable to continuing operations	666,925	518,845
Cash flows from investing activities attributable to continuing operations:
Net cash used in business combinations, net of cash acquired	(863,258)	—
Capital expenditures	(52,811)	(32,376)
Purchases of investments	—	(9,115)
Net cash distribution related to Separation of IAC	—	(3,870,550)
Other, net	26	(93)
Net cash used in investing activities attributable to continuing operations	(916,043)	(3,912,134)
Cash flows from financing activities attributable to continuing operations:
Borrowings under the Credit Facility	—	20,000
Proceeds from Senior Notes offerings	—	1,000,000
Principal payments on Credit Facility	—	(20,000)
Principal payments on Senior Notes	—	(400,000)
Debt issuance costs	(851)	(13,517)
Proceeds from stock offering	—	1,421,801
Proceeds from issuance of common stock pursuant to stock-based awards	45,587	79,528
Withholding taxes paid on behalf of employees on net settled stock-based awards of Former Match Group and Match Group	(15,726)	(211,958)
Purchase of Former Match Group treasury stock	—	(132,868)
Purchase of noncontrolling interests	(1,473)	(15,827)
Other, net	150	(15,188)
Net cash provided by financing activities attributable to continuing operations	27,687	1,711,971
Total cash used in continuing operations	(221,431)	(1,681,318)
Net cash provided by operating activities attributable to discontinued operations	—	13,630
Net cash used in investing activities attributable to discontinued operations	—	(963,420)
Net cash used in financing activities attributable to discontinued operations	—	(110,959)
Total cash used in discontinued operations	—	(1,060,749)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6,429)	725
Net decrease in cash, cash equivalents, and restricted cash	(227,860)	(2,741,342)
Cash, cash equivalents, and restricted cash at beginning of period	739,302	3,140,358
Cash, cash equivalents, and restricted cash at end of period	$511,442	$399,016

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Earnings Per Share
Weighted average basic and diluted shares outstanding for all periods prior to the separation of Match Group from IAC/InterActiveCorp on June 30, 2020 reflect the share position of the company formerly known as IAC/InterActiveCorp multiplied by the separation exchange ratio of 2.1584.
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended September 30,
	2021		2020
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$130,901	$130,901	$140,113	$140,113
Net loss attributable to noncontrolling interests	309	309	586	586
Impact from subsidiaries’ dilutive securities from continuing operations	—	(51)	—	(395)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	4,075	—	4,070
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$131,210	$135,234	$140,699	$144,374

Net earnings from discontinued operations attributable to shareholders	$—	$—	$508	$508
Net earnings attributable to Match Group, Inc. shareholders	$131,210	$135,234	$141,207	$144,882

Denominator
Weighted average basic shares outstanding	276,955	276,955	260,744	260,744
Dilutive securities	—	14,834	—	19,790
Dilutive shares from Exchangeable Senior Notes, if-converted	—	25,162	—	25,162
Denominator for earnings per share—weighted average shares	276,955	316,951	260,744	305,696

Earnings per share:
Earnings per share from continuing operations	$0.47	$0.43	$0.54	$0.47
Earnings per share from discontinued operations, net of tax	$—	$—	$0.00	$0.00
Earnings per share attributable to Match Group, Inc. shareholders	$0.47	$0.43	$0.54	$0.47

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	Nine Months Ended September 30,
	2021		2020
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$444,769	$444,769	$439,044	$439,044
Net loss (earnings) attributable to noncontrolling interests	1,077	1,077	(59,999)	(59,999)
Impact from subsidiaries’ dilutive securities from continuing operations	—	(907)	—	(9,823)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	12,225	—	12,209
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$445,846	$457,164	$379,045	$381,431

Earnings (loss) from discontinued operations, net of tax	$509	$509	$(366,070)	$(366,070)
Net loss attributable to noncontrolling interests of discontinued operations	—	—	319	319
Impact from subsidiaries’ dilutive securities from discontinued operations	—	—	—	(240)
Net earnings (loss) from discontinued operations attributable to shareholders	509	509	(365,751)	(365,991)
Net earnings attributable to Match Group, Inc. shareholders	$446,355	$457,673	$13,294	$15,440

Denominator
Weighted average basic shares outstanding	272,316	272,316	209,113	209,113
Dilutive securities	—	15,439	—	11,432
Dilutive shares from Exchangeable Senior Notes, if-converted	—	25,162	—	18,853
Denominator for earnings per share—weighted average shares	272,316	312,917	209,113	239,398

Earnings per share:
Earnings per share from continuing operations	$1.64	$1.46	$1.81	$1.59
Earnings (loss) per share from discontinued operations, net of tax	$0.00	$0.00	$(1.75)	$(1.53)
Earnings per share attributable to Match Group, Inc. shareholders	$1.64	$1.46	$0.06	$0.06

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Trended Metrics

	2019				2020				2021			Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	2019	2020

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$252.5	$267.3	$286.5	$283.9	$281.2	$298.7	$336.8	$331.2	$344.3	$374.4	$393.6	$1,090.2	$1,248.0
Europe	131.1	141.6	154.3	157.4	156.5	154.1	181.6	188.0	189.1	196.5	217.7	584.4	680.1
APAC and Other	70.3	78.4	90.1	93.7	97.1	94.0	109.8	115.7	121.9	123.4	174.4	332.6	416.6
Total Direct Revenue	454.0	487.3	530.9	535.0	534.8	546.7	628.3	634.9	655.2	694.3	785.7	2,007.2	2,344.7
Indirect Revenue	10.7	10.7	10.5	12.2	9.8	8.7	11.5	16.5	12.4	13.4	16.1	44.1	46.5
Total Revenue	$464.6	$498.0	$541.5	$547.2	$544.6	$555.5	$639.8	$651.4	$667.6	$707.8	$801.8	$2,051.3	$2,391.3

Payers (in thousands)
Americas	5,919	6,255	6,601	6,709	6,691	6,836	7,455	7,469	7,595	7,901	8,309	6,371	7,113
Europe	3,267	3,482	3,747	3,896	3,899	3,830	4,154	4,229	4,255	4,332	4,710	3,598	4,028
APAC and Other	1,711	1,875	2,060	2,317	2,417	2,339	2,417	2,463	2,567	2,736	3,284	1,991	2,409
Total Payers	10,897	11,612	12,408	12,922	13,007	13,005	14,026	14,161	14,417	14,969	16,303	11,960	13,550

RPP
Americas	$14.22	$14.24	$14.47	$14.10	$14.01	$14.56	$15.06	$14.78	$15.11	$15.79	$15.79	$14.26	$14.62
Europe	$13.38	$13.55	$13.73	$13.46	$13.38	$13.41	$14.57	$14.81	$14.81	$15.12	$15.41	$13.54	$14.07
APAC and Other	$13.70	$13.94	$14.58	$13.48	$13.39	$13.40	$15.15	$15.66	$15.83	$15.03	$17.71	$13.92	$14.41
Total RPP	$13.89	$13.99	$14.26	$13.80	$13.71	$14.01	$14.93	$14.95	$15.15	$15.46	$16.06	$13.99	$14.42
Note: Our ability to eliminate duplicate Payers at a brand level for periods prior to Q2 2020 is impacted by data privacy requirements which require that we anonymize data after 12 months, therefore Payer data for those periods is likely overstated. Additionally, as Payers is a component of the RPP calculation, RPP is likely commensurately understated for these same periods due to these data privacy limitations.

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$131,210	$141,207	$446,355	$13,294
Add back:
Net (loss) earnings attributable to noncontrolling interests	(309)	(586)	(1,077)	59,680
(Earnings) loss from discontinued operations, net of tax	—	(508)	(509)	366,070
Income tax provision	18,627	26,122	38,200	14,776
Other expense (income), net	39,212	1,923	40,886	(19,341)
Interest expense	31,850	32,009	95,907	98,654
Operating Income	220,590	200,167	619,762	533,133
Stock-based compensation expense	39,569	37,335	112,081	80,647
Depreciation	10,104	11,221	30,622	30,284
Amortization of intangibles	15,066	459	15,521	7,262
Adjusted EBITDA	$285,329	$249,182	$777,986	$651,326

Revenue	$801,835	$639,770	$2,177,207	$1,739,862
Operating income margin	28%	31%	28%	31%
Adjusted EBITDA margin	36%	39%	36%	37%
Reconciliation of Net Earnings to Adjusted EBITDA used in Leverage Ratios

	Twelve months ended
	6/30/2020	9/30/2020	12/31/2020	3/31/2021	6/30/2021	9/30/2021

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$116,520	$121,935	$162,329	$539,409	$605,387	$595,390
Add back:
Net earnings (loss) attributable to noncontrolling interests	115,341	83,527	59,280	30,481	(1,754)	(1,477)
Loss (earnings) from discontinued operations, net of tax	340,259	361,732	366,070	34,103	(1,017)	(509)
Income tax provision	9,592	32,180	43,273	73,728	74,192	66,697
Other (income) expense, net	(18,188)	(13,477)	(15,861)	(10,688)	7,077	44,366
Interest expense	126,027	128,585	130,624	130,568	128,036	127,877
Operating Income	689,551	714,482	745,715	797,601	811,921	832,344
Stock-based compensation expense	83,024	99,554	102,268	111,212	131,468	133,702
Depreciation	36,373	39,061	41,271	42,334	42,726	41,609
Amortization of intangibles	14,707	14,525	7,525	1,335	1,177	15,784
Adjusted EBITDA	$823,655	$867,622	$896,779	$952,482	$987,292	$1,023,439

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Reconciliation of Operating Cash Flow Attributable to Continuing Operations to Free Cash Flow

	Nine Months Ended September 30,
	2021	2020

	(In thousands)
Net cash provided by operating activities attributable to continuing operations	$666,925	$518,845
Capital expenditures	(52,811)	(32,376)
Free Cash Flow	$614,114	$486,469

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	$ Change	% Change	2020	2021	$ Change	% Change	2020

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$801.8	$162.1	25%	$639.8	$2,177.2	$437.3	25%	$1,739.9
Foreign exchange effects	(3.8)				(46.2)
Revenue, excluding foreign exchange effects	$798.1	$158.3	25%	$639.8	$2,131.0	$391.1	22%	$1,739.9

Americas Direct Revenue, as reported	$393.6	$56.8	17%	$336.8	$1,112.3	$195.5	21%	$916.7
Foreign exchange effects	(1.2)				(1.8)
Americas Direct Revenue, excluding foreign exchange effects	$392.5	$55.7	17%	$336.8	$1,110.5	$193.7	21%	$916.7

Europe Direct Revenue, as reported	$217.7	$36.1	20%	$181.6	$603.3	$111.1	23%	$492.2
Foreign exchange effects	(5.1)				(38.1)
Europe Direct Revenue, excluding foreign exchange effects	$212.6	$31.0	17%	$181.6	$565.1	$73.0	15%	$492.2

APAC and Other Direct Revenue, as reported	$174.4	$64.6	59%	$109.8	$419.7	$118.8	39%	$300.9
Foreign exchange effects	2.6				(5.4)
APAC and Other Direct Revenue, excluding foreign exchange effects	$177.0	$67.2	61%	$109.8	$414.3	$113.4	38%	$300.9

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	$ Change	% Change	2020	2021	$ Change	% Change	2020

RPP, as reported	$16.06	$1.13	8%	$14.93	$15.58	$1.34	9%	$14.24
Foreign exchange effects	(0.08)				(0.33)
RPP, excluding foreign exchange effects	$15.98	$1.05	7%	$14.93	$15.25	$1.01	7%	$14.24

Americas RPP, as reported	$15.79	$0.73	5%	$15.06	$15.57	$1.01	7%	$14.56
Foreign exchange effects	(0.05)				(0.03)
Americas RPP, excluding foreign exchange effects	$15.74	$0.68	5%	$15.06	$15.54	$0.98	7%	$14.56

Europe RPP, as reported	$15.41	0.84	6%	$14.57	$15.12	1.31	10%	$13.81
Foreign exchange effects	(0.36)				(0.53)
Europe RPP, excluding foreign exchange effects	$15.05	$0.48	3%	$14.57	$14.59	$0.78	6%	$13.81

APAC and Other RPP, as reported	$17.71	$2.56	17%	$15.15	$16.29	$2.30	16%	$13.99
Foreign exchange effects	0.27				(0.22)
APAC and Other RPP, excluding foreign exchange effects	$17.98	$2.83	19%	$15.15	$16.07	$2.08	15%	$13.99
Reconciliation of Forecasted Operating Income to Adjusted EBITDA

	Three Months Ended December 31, 2021	Full Year Ended December 31, 2021

	(In millions)
Operating Income	$222 to $227	$842 to $847
Stock-based compensation expense	40	152
Depreciation and amortization of intangibles	23	69
Adjusted EBITDA	$285 to $290	$1,063 to $1,068

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	10/29/2021
Share Price		$150.78
Absolute Shares		283.1

Vested Options	$19.60	3.7
Unvested Options and Awards
Unvested Options	$30.02	0.3
RSUs and subsidiary denominated equity awards		5.3
Total Dilution - Unvested Options and Awards		5.6
Outstanding Warrants
Warrants expiring on January 1, 2023 (2.4 million outstanding)	$68.22	1.3
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	0.7
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	0.7
Total Dilution - Outstanding Warrants		2.7

Total Dilution		12.0
% Dilution		4.1%
Total Diluted Shares Outstanding		295.1
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at September 30, 2021.
Exchangeable Senior Notes — The Company has three series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes, all of which are currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted EBITDA is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted EBITDA for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on November 3, 2021, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the expected benefits of the separation, any litigation arising out of or relating to the transaction, the tax treatment of the transaction, and the impact of the separation on the businesses of Match Group, and uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Bill Archer Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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